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                                                                    EXHIBIT 10.5

                    ETHANOL MARKETING AND SERVICES AGREEMENT

This Agreement is made and entered into this 5th day of March, 2002 by and between Northern Lights, (hereinafter referred to as Owner), and Ethanol Products, LLC having an address of 111 Ellis, Wichita, Kansas 67211 (hereinafter referred to as Marketer).

                                    RECITALS:

     A) The Owner would like to utilize the services of a Marketer to market fuel grade ethanol (hereinafter referred to as Ethanol) from its plant to be sited in South Dakota.

     B) Marketer is in the business of marketing Ethanol in the United States.

     C) The parties entered into an Ethanol Marketing and Services Agreement (Agreement) dated November 2, 2000 and desire to modify the terms and conditions as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties agree as follows:

     1. MARKETING RIGHTS. Owner gives Marketer exclusive rights to market all Ethanol produced from its ethanol plant in South Dakota.

     2. TERM OF AGREEMENT. The term of this Agreement shall be five (5) years, beginning from the date fuel grade ethanol production commences at the facility. This Agreement renews automatically for additional five (5) year periods, at the end of the initial period and at the end of any subsequent five (5) year renewal period, unless terminated by either party. Either party may terminate this agreement at the end of the initial period or at the end of any five (5) year renewal period by giving to the other party ninety (90) days' written notice of termination prior to the end of the then current period. Within fifteen (15) days of receipt of written notice of termination by either party, Marketer will provide Owner with a quantity per month of Ethanol for up to one (1) year from termination that will be needed to fulfill sales contracts in existence at the time of termination and copies of said contracts. Owner agrees that all such existing contracts disclosed in the fifteen (15) day period will be fulfilled, and that the terms of this Agreement will remain in effect for all such Ethanol.

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     3.   MARKETING SERVICES PROVIDED. Marketer will provide to Owner the following marketing services:

          a. MARKETING. Marketer will affect the sale of Owner's Ethanol at competitive market prices.
          b. SCHEDULING AND DISTRIBUTION. Marketer will be responsible for scheduling all shipments of Owner's Ethanol. Marketer will provide to Owner a shipping order, and Owner will provide a combined shipping schedule as stated in Section 8 below.
          c. LEASED STORAGE. If it is deemed necessary by Marketer to market Owner's Ethanol through storage facilities, Owner will pay all lease and throughput cost associated with such leases.
          d. FREIGHT. When necessary to market Owner's Ethanol, Marketer will arrange for all freight and transportation services, including rail equipment, for shipment of Owner's Ethanol. Owner will pay all freight and transportation service costs.
          e. CUSTOMER CREDITWORTHINESS. Marketer will make reasonable efforts to review the creditworthiness of Owner's Ethanol customers. As deemed necessary at Marketer's discretion, Marketer will obtain at its expense Credit Bureau reports or Dunn and Bradstreet reports for customers of Owner. Marketer will then recommend to Owner which, if any, accounts Marketer believes should be rejected. Owner will have the right to request and review the rejection recommendations and/or reports and notify Marketer in writing of any customers in addition to the recommendations of Marketer that should be rejected or accepted by Owner. Marketer will not sell Ethanol to any customer rejected by Owner or Marketer.
          f. ACCOUNTS RECEIVABLE. Marketer will make reasonable efforts to collect any past due accounts. However, Marketer shall not be required to initiate litigation to collect delinquent accounts. Marketer is authorized to turn over to collection agencies a delinquent account unless Owner determines that it will assume responsibility for collecting the account. Any collection agency fees resulting from the collections process will be borne by Owner. All accounts receivable losses arising from the marketing of Ethanol are the sole responsibility of Owner, however, there will be no marketing fee paid to Marketer on these receivable losses.
          g. TITLE TO AND RISK OF LOSS. Title to and risk of loss shall pass from Owner directly to Owner's customer according to the provisions of each sales transaction.
          h. TRANSACTION PROCESSING. Marketer will be responsible for invoicing all ethanol marketed, receiving payments from customers, and paying freight and/or storage when necessary. Owner will be

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               responsible for furnishing Marketer a report by 10:00 a.m. each workday of the previous day's shipments. Marketer will send to the customers invoices the same day as the report is received.
          i. REMITTANCE OF PAYMENT. Each week a payment will be made to Owner for all Ethanol invoiced thirteen to nineteen (13-19) days prior to said date that has been paid by Owner's customer. This payment will be adjusted for all freight, transportation service, and storage cost as described above in this Section and the Fees stated in Section 5 of this Agreement, and when applicable, an adjustment for * * *

     4. ADMINISTRATIVE SERVICES PROVIDED. Marketer will provide to Owner the following Administrative Services:

          a. DISTRIBUTION SERVICES. Marketer will be responsible for an on-going program to conduct carrier audits and will be responsible for carrier selection and dispatching, freight rate bundling and distribution optimization.
          b. TRANSACTION PROCESSING. Marketer will be responsible for ethanol licensing, monitoring and state compliance reporting, state surety bonding, tax collection, remittance and reporting, purchase and sale acknowledgments, late payment collections, and electronic funds transfer services.
          c. INVENTORY MANAGEMENT. Marketer will be responsible for monitoring future ethanol stock levels projected for Owner's plant to facilitate the marketing program established by Marketer.
          d. PROPRIETARY SOFTWARE. Marketer will install and maintain a proprietary software system to handle linked transaction processing and necessary data access to ethanol marketing and sales information.
          e. DENATURANT SUPPLY. Marketer has the exclusive right to supply denaturant to Owner's Ethanol plant in South Dakota subject to terms, conditions, and pricing as mutually agreed to by Marketer and Owner.

     5. MARKETING AND ADMINISTRATIVE SERVICE FEE. The Marketing and Administrative Service Fee will be $0.0065/gallon of denatured Ethanol as produced by the Ethanol Plant.

     6. MARKETER'S PURCHASE OF ETHANOL. Marketer may purchase for its own account all or a portion of Owner's Ethanol at a price to be agreed upon by the parties at the time of the purchase.

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     7.   ****

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     8.   REPORTING. Marketer will provide Owner with the following reports on a schedule described below during the term of this Agreement:
                Shipping Orders    -           Daily
                Market Information -           Weekly
                Sales Summary      -           Monthly

          Owner will provide Marketer with the following reports on a schedule described below during the term of this Agreement:

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                Daily Production -             Daily
                Combined Shipping Schedule -   Daily

          In addition to the aforementioned reports, Owner will timely inform Marketer of daily inventories, plant shutdowns, daily production projections, and any other information requested by Marketer in which to perform under this Agreement.

     9. DISCONTINUATION OF PRODUCTION. In the event that Owner wishes to discontinue or reduce the production of Ethanol, Owner will notify Marketer one (1) year in advance of Owner's decision so that all contract commitments made by Marketer for Owner may be met. If less than one (1) year notice of discontinuance or reduction of production is provided to Marketer, or if unforeseen circumstances cause Owner to cease or reduce production at its plant, Owner grants to Marketer the power to buy in Ethanol short falls for the account of the Owner on any unfilled contracts, and that any associated losses will be reimbursed by Owner to Marketer.

     10. LIABILITY. Owner recognizes that Marketer will be performing its duties hereunder as an undisclosed agent for and on behalf of Owner. Nevertheless, any and all liability related to the Ethanol, including but not limited to Ethanol quality and condition, the timely delivery of Ethanol, and the handling, transportation, storage and release of Ethanol into the environment, shall remain the sole responsibility of Owner, except to the extent provided in Section 12.

     11. INDEMNIFICATION OF MARKETER. Owner shall indemnify, hold harmless and defend Marketer, and its officers, directors, employees and agents from and against any and all claims, actions, damages, liabilities and expenses, including but not limited to, attorney's and other professional fees, in connection with loss of life, personal injury and/or damage to property of third parties, arising from or out of Marketer's services provided under the terms and conditions of this Agreement, and for Owner's breach of this Agreement, the quality and condition of the Ethanol, the breach of any warranty or representation regarding the quality and condition of the Ethanol, the failure of the Owner to timely deliver Ethanol, and the handling, transportation, storage and release of Ethanol into the environment, except that Owner shall not indemnify, hold harmless and defend Marketer from (i) the negligent or intentional acts of Marketer and its officers, directors, employees and agents, (ii) any act beyond the scope of the Marketer's services to be rendered under the terms and conditions of this Agreement, (iii) any violation of laws, regulations, ordinances and/or court orders by Marketer.

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     12.  INDEMNIFICATION OF OWNER. Marketer shall indemnify, hold harmless and defend Owner, and its officers, employees and agents from and against any and all claims, actions, damages, liabilities and expenses, including, but not limited to, attorneys' and other professional fees, in connection with Marketer's breach of this agreement and, in connection with loss of life, personal injury and/or damage to property of third parties arising from or out of (i) the negligent or intentional acts of Marketer and its officers, directors, employees and agents, (ii) any act beyond the scope of Marketer's services to be rendered under the terms and conditions of this Agreement, and (iii) any violation of laws, regulations, ordinances and/or court orders by Marketer.

     13. INSURANCE. Marketer will furnish Owner with an insurance certificate verifying that Marketer has liability insurance of $5MM.

     14. ENTIRE AGREEMENT AND AMENDMENT. This Agreement contains the entire Ethanol Marketing Agreement between the parties. No oral statements, representations or prior written matter not contained in this agreement shall have any effect regarding products marketing. This Agreement shall not be amended or modified in any manner except by a writing executed by both parties.

     15. CONFIDENTIAL NATURE OF AGREEMENT. Marketer and Owner agree to keep all sales, prices, inventory positions, and the details of this Agreement strictly confidential.

     16. ASSIGNMENT. This Agreement shall not be assigned by either party, except to an affiliate controlled by or in control of said party, without the written consent of the other party.

     17. GOVERNING LAW. This Agreement shall be governed, construed and enforced under the laws of the State of South Dakota.

     18. FORCE MAJEURE. Marketer shall not be liable to Owner for its failure to deliver services hereunder, and Owner shall not be liable to Marketer for its failure to produce ethanol, when such failure shall be due to the failure of processing equipment, fires, floods, storms, weather conditions, strikes, lock outs, other industrial disturbance, riots, legal interference, governmental action or regulation, acts of terrorism, acts of God or public enemy, or, without limitation by enumeration, any other cause beyond Marketer's or Owner's reasonable control; provided Marketer or Owner shall promptly and diligently take such action as may be necessary and

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          practicable under the then existing circumstances to remove the cause of failure and resume delivery of services or ethanol. The party seeking to invoke this provision shall provide notice within 48 hours or such other time as is reasonable under the circumstances. The party shall further notify the other party as to the time when the force majeure condition is no longer in effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                        Northern Lights (Owner)

                                        By  /s/ Delton Strasser
                                          --------------------------------------
                                           Its President


                                        Ethanol Products, LLC (Marketer)

                                        By  /s/ Robert Casper
                                          --------------------------------------
                                           Its President

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